Exhibit 99.1
FDR Holdings Limited
and Subsidiaries
Consolidated Financial Statements as of and for the Six
Months Ended June 30, 2010 and 2009 (Unaudited)

FDR HOLDINGS LIMITED AND SUBSIDIARIES

Page
Financial statements

Consolidated Balance Sheets	3
As of June 30, 2010 and December 31, 2009

Consolidated Statements of Operations	4
For the six months ended June 30, 2010 and 2009

Consolidated Statement of Equity	5
For the six months ended June 30, 2010

Consolidated Statements of Cash Flows	6
For the six months ended June 30, 2010 and 2009

Consolidated Statements of Other Comprehensive Loss	7
For the six months ended June 30, 2010 and 2009

Notes to Consolidated Financial Statements	8

FDR HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
As of June 30, 2010 and December 31, 2009
(in thousands)

	(unaudited)
	June 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,542	$104,775
Accounts receivable — net	53,569	38,764
Deferred financing costs	9,654	8,126
Derivative assets	766	2,713
Other current assets	17,484	17,392

Total current assets	173,015	171,770

PROPERTY AND EQUIPMENT — Net	2,139,752	2,000,249
DEFERRED FINANCING COSTS	26,812	27,282
NONCURRENT DEFERRED TAX ASSET	69,420	40,730
DERIVATIVE ASSETS	—	6,521
OTHER LONG-TERM ASSETS	17,327	19,327

TOTAL ASSETS	$2,426,326	$2,265,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$77,852	$68,027
Accrued liabilities	34,709	27,470
Current portion of long-term debt	155,250	63,000
Current portion of deferred revenue	40,222	10,001
Derivative liabilities	14,764	15,940

Total current liabilities	322,797	184,438

LONG-TERM DEBT	1,193,936	1,195,380
LONG-TERM SHAREHOLDER DEBT	340,728	279,322
MANDATORILY REDEEMABLE PREFERRED SHARES	348,509	332,223
DEFERRED REVENUE	10,216	10,711
DERIVATIVE LIABILITIES	13,982	2,741
OTHER LONG-TERM LIABILITIES	8,233	61
DIVIDENDS PAYABLE ON MANDATORILY REDEEMABLE PREFERRED SHARES	131,596	99,083

Total liabilities	2,369,997	2,103,959

COMMITMENTS AND CONTINGENCIES
Series A Frontier Drilling ASA Redeemable Preferred Shares	264,070	264,070

SHAREHOLDERS’ EQUITY:
Common shares, par value	169	167
Capital in excess of par value	77,434	75,981
Accumulated other comprehensive loss	(19,189)	(13,400)
Accumulated deficit	(328,363)	(235,826)

Total shareholders’ equity	(269,949)	(173,078)

NONCONTROLLING INTERESTS	62,208	70,928

TOTAL EQUITY	(207,741)	(102,150)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,426,326	$2,265,879

See accompanying notes to the unaudited consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
For the six months ended June 30, 2010 and 2009
(in thousands)

	(unaudited)
	Six months ended June 30,
	2010	2009
REVENUES:
Contract drilling	$143,010	$139,294
Revenues related to reimbursable expenses	5,580	4,044

Total revenues	148,590	143,338

DIRECT COSTS:
Contract drilling	93,623	51,443
Reimbursable expenses	4,930	4,024

Total direct costs	98,553	55,467

SALES, GENERAL, AND ADMINISTRATIVE EXPENSES	31,591	20,260

DEPRECIATION AND AMORTIZATION	35,841	17,961

INCOME (LOSS) FROM OPERATIONS	(17,395)	49,650

OTHER INCOME (EXPENSE):
Interest income	9	37
Interest expense- net of amounts capitalized	(63,188)	(33,710)
Foreign currency loss	(2,461)	(1,689)
Dividend expense	(32,513)	(27,404)
Gains (losses) on derivative instruments — net	(785)	(2,605)
Other income	107	128

Other expense — net	(98,831)	(65,243)

NET LOSS BEFORE INCOME TAX EXPENSE	(116,226)	(15,593)

INCOME TAX EXPENSE (BENEFIT)	(17,341)	15,086

NET LOSS	(98,885)	(30,679)

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	6,348	8,580

NET LOSS ATTRIBUTABLE TO FDR HOLDINGS LIMITED	$(92,537)	$(22,099)

See accompanying notes to the unaudited consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statement of Equity
For the six months ended June 30, 2010
(in thousands except share amounts)
(unaudited)

				Accumulated
				Other
	Common Shares		Capital in	Comprehensive	Accumulated	Shareholders	Noncontrolling	Total
	Shares	Amount	Excess of Par	Loss	Deficit	Equity	Interests	Equity
Balance- January 1, 2010	1,666,135,840	$167	$75,981	$(13,400)	$(235,826)	$(173,078)	$70,928	$(102,150)
Net loss					(92,537)	(92,537)	(6,348)	(98,885)
Issuance of common shares net of discount	26,250,000	2	1,047	—	—	1,049	—	1,049
Share-based compensation	—	—	406	—	—	406	—	406
Other Comprehensive loss-
unrealized loss on hedges	—	—	—	(5,352)	—	(5,352)	(18,275)	(23,627)
reclassified to net loss	—	—	—	(437)	—	(437)	(97)	(534)
Noncontrolling interests contribution	—	—	—	—	—	—	16,000	16,000

Balance- June 30, 2010	1,692,385,840	$169	$77,434	$(19,189)	$(328,363)	$(269,949)	$62,208	$(207,741)

See accompanying notes to the unaudited consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the six months ended June 30, 2010 and 2009
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(98,885)	$(30,679)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	35,841	17,961
Deferred financing costs	9,825	7,082
Losses on derivative instruments	(5,628)	(6,308)
Deferred income tax provision	(28,690)	8,233
Amortization of share based compensation	406	—
Amortization of deferred mobilization costs	2,632	4,617
Deferred revenue	16,573	(2,271)
Dividend expense	32,513	27,405
Accretion of discount on long-term debt	1,932	2,788
Other changes in assets and liabilities:
Accounts receivable	(14,805)	(36,820)
Other current assets	(92)	(1,120)
Other assets	(632)	(4,893)
Accounts payable and accrued liabilities	26,805	20,751
Other liabilities	8,172	—

Net cash from operating activities	(14,033)	6,746

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(148,267)	(297,974)

Net cash from investing activities	(148,267)	(297,974)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(30,750)	(15,750)
Proceeds from common and preferred shares issued	1,049	104,333
Borrowings on long-term debt	170,000	157,500
Payments of deferred financing costs	(7,232)	(959)
Contributions from non controlling interests	16,000	17,500

Net cash from financing activities	149,067	262,624

NET DECREASE IN CASH AND CASH EQUIVALENTS	(13,233)	(28,604)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	104,775	113,343

CASH AND CASH EQUIVALENTS, END OF PERIOD	$91,542	$84,739

See accompanying notes to the unaudited consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Other Comprehensive Loss
For the six months ended June 30, 2010 and 2009
(in thousands)

	(unaudited)
	Six months ended June 30,
	2010	2009

Net loss	$92,537	$(30,679)
Unrealized gain/(loss) on hedges	(5,352)	3,041

Total Comprehensive Loss	$97,889	(27,638)

Less: net loss attributable to noncontrolling interests	6,348	8,580
Less: unrealized loss on hedges attributable to noncontrolling interests	$18,275	(14,277)

Net comprehensive loss attributable to FDR Holdings Limited and Subsidiaries	$(73,266)	$(33,335)

See accompanying notes to the unaudited consolidated financial statements.

FDR HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

FDR Holdings Limited (“FDR”), together with its subsidiaries (collectively, “Frontier,” “Company,” “us,” “we,” or “our”), is a Cayman Islands entity formed in November 2003 to acquire all of the shares of Frontier Drilling ASA (“ASA”), a Norwegian offshore drilling company. Frontier is engaged in offshore drilling and completion of exploratory and developmental oil and gas wells in international locations, with a particular focus on the operation and management of conventional drillships, semisubmersibles, and a floating production, storage, offloading (FPSO) vessel. Frontier maintains local subsidiaries in the areas where it operates.

Frontier is also a party to joint venture agreements with a subsidiary of Royal Dutch Shell, plc, (“Shell”) to build and deploy a new drillship concept, known as the Bully rig, which is a harsh environment drilling unit designed for a wide range of demanding services. The Bully I and Bully II drillships are currently under construction in a Singapore shipyard and scheduled to begin operations in August 2011 and December 2011, respectively. Both Bully I and Bully II will begin operations under long-term contracts with Shell after completion. Bully 1, Ltd (“Bully 1”) is 50% owned by Frontier Drillships, Ltd (“Drillships”), a wholly-owned subsidiary of Frontier and 50% owned by Shell. Bully 2, Ltd (“Bully 2”) is 50% owned by Drillships 2, Ltd (“Drillships 2”) and 50% owned by Shell. Frontier holds a 30% interest while certain Frontier shareholders individually own a 70% interest in Drillships 2 (see Note 7).

Our accompanying consolidated financial statements have been prepared without audit in accordance with accounting principles generally accepted in the United States of America (GAAP). Pursuant to such rules, these financial statements do not include all disclosures required by GAAP. The consolidated financial statements reflect all adjustments, which are in the opinion of management, necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Operating results for the six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010 or for any future period. The accompanying consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of Frontier for the year ended December 31, 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation — The accompanying consolidated financial statements include the accounts of Frontier and all subsidiaries required to be consolidated under Financial Accounting Standards Board (FASB) standards for the Consolidation of Variable Interest Entities. All intercompany balances and transactions between consolidated entities have been eliminated.

Accounting Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date, and the amounts of revenues and expenses recognized during the reporting period. On an ongoing basis, we evaluate our estimates and assumptions, including those related to financial instruments, depreciation and amortization of property and equipment, impairment of long-lived assets, income taxes, share-based compensation, and contingent liabilities. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

Revenue Recognition — Operating revenues are recognized as earned, based on contractual daily rates. In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. Revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method. Our policy to amortize the revenues and incremental costs related to contract preparation, mobilization, and capital upgrades on a straight-line basis over the primary contract term of drilling is consistent with the general pace of activity, level of services being provided, and dayrates being earned over the life of the contract. Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses. Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset.

We record reimbursements received for the purchase of supplies, equipment, personnel services, and other services provided at the request of our customers in accordance with a contract or agreement, for the gross amount billed to the customer, as “Revenues related to reimbursable expenses” in our Consolidated Statements of Operations.

Property and Equipment — We record property and equipment including renewals, replacements, and improvements at cost. Maintenance, routine repairs, and minor replacements are expensed as incurred. Once a rig is placed in service, it is depreciated up to its salvage value on a straight-line basis over its estimated useful life. Depreciation is discontinued during periods when a drilling unit is out of service while undergoing a significant upgrade that extends its useful life. Upon retirement or sale of a rig, the cost and related accumulated depreciation are removed from the respective accounts at the time of the disposition and any gains or losses are included in our results of operations. Depreciation is provided based on the following estimated lives:

Years

Drilling vessels and related equipment	15-35

Office equipment and other	3-10
New Accounting Pronouncements — In June 2009, the FASB issued guidance which expanded disclosures that a reporting entity provides about transfers of financial assets and its effect on the financial statements. This guidance is effective for annual and interim reporting periods beginning after November 15, 2009. The adoption of this guidance did not have a material impact on our financial condition or results of operations or financial disclosures.
Also in June 2009, the FASB issued guidance that revises how an entity evaluates variable interest entities. This guidance is effective for annual and interim reporting periods beginning after November 15, 2009. The adoption of this guidance did not have a material impact on our financial condition or results of operations and cash flows.
In October 2009, the FASB issued guidance that impacts the recognition of revenue in multiple-deliverable arrangements. The guidance establishes a selling-price hierarchy for determining the selling price of a deliverable. The goal of this guidance is to clarify disclosures related to multiple-deliverable arrangements and to align the accounting with the underlying economics of the multiple-deliverable transaction. This guidance is effective for fiscal years beginning on or after June 15, 2010. We are in the process of evaluating this guidance but do not believe this guidance will have a material impact on our financial condition or results of operations and cash flows.
In January 2010, the FASB issued guidance relating to the disclosure of the fair value of assets. This guidance calls for additional information to be given regarding the transfer of items in and out of respective categories. In addition, it requires additional disclosures regarding the purchase, sales, issuances, and settlements of assets that are classified as level three within FASB’s fair value hierarchy. This guidance is effective for annual and interim periods beginning on or after December 15, 2010. These additional disclosures are not expected to have a significant impact on our financial disclosures or our financial condition.
3.	PROPERTY AND EQUIPMENT

Cost and accumulated depreciation of property and equipment as of June 30, 2010 and December 31, 2009 are summarized as follows (in thousands):

	June 30, 2010	December 31, 2009

Drilling vessels and related equipment	$2,294,924	$2,121,874
Office equipment and other	11,593	11,254

	2,306,517	2,133,128

Less accumulated depreciation	(166,765)	(132,879)

Property and equipment, net	$2,139,752	$2,000,249

Construction-in-progress, recorded in property and equipment, was $869 million and $687 million as of June 30, 2010 and December 31, 2009, respectively. These amounts include property and equipment of a variable interest entity of $814 million and $675 million as of June 30, 2010 and December 31, 2009, respectively.
Depreciation expense was $36 million and $18 million for the six months ended June 30, 2010 and 2009, respectively.
Capitalized interest totaled $8 million for the six months ended June 30, 2010 and $29 million for the six months ended June 30, 2009.

4.	THIRD-PARTY LONG-TERM DEBT

A summary of third-party long-term debt as of June 30, 2010 and December 31, 2009 is as follows (in thousands):

	June 30,	December 31,
	2010	2009
ASA:
Senior secured revolving credit facility, due June 2011 (a)	$60,000	$60,000
Senior secured term loan, due June 2013	290,000	290,000
Second lien secured credit facility, due February 2014	100,000	100,000
Driller:
Senior secured revolving credit facility, due September 2011	15,000	15,000
Senior secured term loan, due September 2011 (b)	110,000	140,000
Senior secured standby cost overrun facility, due September 2011 (c)	11,250	12,000
Second lien secured credit facility, due December 2012	96,010	92,490
Bully 1:
Senior secured term loan ( c)	350,000	310,000
Bully 2:
Senior secured term loan	316,926	238,890

Total debt	1,349,186	1,258,380

Less debt due within one year, included in (a), (b) and ( c)	155,250	63,000

Total third-party long-term debt	$1,193,936	$1,195,380

Bully 1 — In December 2007, Bully 1 entered into a $465 million senior secured term loan and credit facility (Bully 1 Credit Facility) with a group of lenders to finance the construction of the Bully I drillship. The Bully 1 Credit Facility consists of a $375 million senior secured term loan, a $40 million senior secured credit facility revolver, and a $50 million junior secured credit facility. No amounts have been drawn on either the senior secured credit facility revolver or the junior secured credit facility as of December 31, 2009. The senior secured term loan requires 20 quarterly payments of $15.75 million, starting the end of the first complete quarter after delivery of the Bully I drillship or March 2011. A final balloon payment of $60 million is due on the earlier occurrence of 4.75 years after the delivery of the Bully I or December 31, 2015. The senior secured credit facility revolver is also due in full on the final balloon payment date. The junior secured credit facility requires quarterly payments commencing after the third complete quarter following delivery and acceptance by Shell of the Bully I drillship with final payment to be made on the final balloon payment date. The Bully 1 Credit Facility is also subject to mandatory prepayments based on an excess cash flow calculation defined in the agreement.
The senior secured term loan provides for floating interest rates that are fixed for one-, three-, or six-month periods at LIBOR plus 2.5% prior to the completion and delivery of the drillship and 1.5% thereafter. Bully 1 is required to pay fees of approximately 1% on the unused portion of any undrawn amount under the senior secured term loan and senior secured credit facility revolver. Bully 1 is also required to pay fees of approximately 1.4% on the unused portion of any undrawn amount under the junior secured credit facility.
The Bully 1 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments for at least 75% of outstanding amount of the senior secured term loan and senior secured credit facility revolver. The Bully 1 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, when the drillship is registered under Marshall Islands flag following completion of construction, the Bully 1 Credit Facility will be secured by a Marshall Islands first-preferred ship mortgage on the drillship.
A total of $350 million was outstanding as of June 30, 2010 and includes $40 million which was drawn during the six months ended June 30, 2010.
Bully 2 — In October 2008, Bully 2 entered into a $495 million senior secured term loan and credit facility (Bully 2 Credit Facility) with a lender to finance the construction of the Bully II drillship. The Bully 2 Credit Facility consists of a senior secured term loan of $435 million, a senior secured revolving credit facility of $10 million, and a secured cost overrun term loan of $50 million. No amounts have been drawn on either the senior secured revolving credit facility or the secured cost overrun term loan as of June 30, 2010. The principal of the senior secured term loan is to be repaid in 28 consecutive quarterly installments beginning at the earlier of the end of the first complete quarter after delivery and acceptance by Shell of the Bully II drillship or July 2011. The final amount will be paid together with a one-time balloon payment of $90 million and all amounts outstanding under the senior secured revolving credit facility on the final 28th consecutive quarterly installment payment date.
The senior secured term loans as amended provide for floating interest rates that are fixed for three months, one month, one week, or such other period selected by Bully 2 and agreed by the agent, at LIBOR plus 2.5% prior to the occurrence of the delivery date of the hull, thereafter LIBOR plus 2.3% until contract commencement, thereafter LIBOR plus 2.25% until the first day of the sixth anniversary of the contract commencement, and thereafter 2.4%.
The secured cost overrun term loan has floating interest rates of LIBOR plus 3.5% prior to the occurrence of the contract commencement and 3.25% thereafter.
Bully 2 is required to pay fees of 1.25% on the unused portion of any undrawn amount under the Bully 2 Credit Facility.
Interest on the term loans is added to the principal during the period from the Bully 2 Credit Facility closing date until the earlier of construction completion date or March 30, 2011.
The Bully 2 Credit Facility contains representations, warranties, covenants, events of default, and indemnities, including the maintenance of interest rate derivative financial instruments at least 60% of the amount of the senior secured term loan and senior secured revolving credit facility and 100% of the amount of the secured cost overrun term loan. The Bully 2 Credit Facility is secured by assignments of the major contracts for the construction of the drillship and its equipment, the drilling contract for the drillship with Shell, assignment of the insurances on the drillship, and assignment of earnings from the drilling contract and charter parties concerning the drillship. In addition, following the completion of construction of the Bully II drillship, the Bully 2 Credit Facility will be secured by first-preferred ship mortgage on the drillship.

A total of $317 million was outstanding as of June 30, 2010 and includes $78 million which was either drawn or interest rolled into the debt balance during the six months ended June 30, 2010.
Frontier was in compliance with all financial debt covenants of third-party debt as of June 30, 2010.
5.	LONG-TERM SHAREHOLDER DEBT

A summary of long-term shareholder debt as of June 30, 2010 and December 31, 2009, is as follows (in thousands):

	June 30,	December 31,
	2010	2009
FDR:
8% Shareholders’ guarantee fee notes, due September 2014	$1,020	$980
ASA:
7% Shareholders’ convertible subordinated notes, due August 2014	72,869	70,391
12% Senior shareholders’ notes, due August 2014	113,757	107,128
10% Shareholders’ guarantee fee notes, due August 2014	2,400	2,400
12% Shareholders’ guarantee fee interest notes, due August 2014	1,744	1,525
18% Shareholders’ subordinated notes , due May 2016	40,000	—
Driller:
15% Shareholders’ guarantee notes, due September 2014	44,155	40,472
15% Shareholders’ subordinated guarantee notes, due September 2014	39,320	36,116
15% Shareholders’ cost overrun paid-in-kind notes, due September 2014	538	500
Drillships:
8% Shareholders’ guarantee notes and cost overrun guarantee notes, due December 2016	17,379	14,510
8% Cost overrun notes, due April 2018	7,547	5,300

Total debt	340,728	279,322

Less debt due within one year	—	—

Total third-party long-term debt	$340,728	$279,322

FDR — During 2010, FDR did not issue debt nor take additional cash draws on outstanding lines. All increases relate to the accrual of payment-in-kind interest and commitment fees which were rolled into the principal balance.
ASA — During 2010, ASA issued $40 million of 18% subordinated shareholders’ notes to certain of its equity investors. These shareholder notes allow for payment-in-kind and therefore interest accumulates and is added to the principal amount of the loan. The debt is scheduled to mature in May 2016.
With the exception of the issuance of the $40 million shareholder note above there have been no issuance of shareholder debt nor have there been additional cash draws on the remaining shareholder notes. All increases relate to the accrual of payment-in-kind interest and commitment fees which were rolled into the principal balance.

Driller — During 2010, Driller did not issue debt nor take additional cash draws on outstanding lines. All increases relate to the accrual of payment-in-kind interest and commitment fees which were rolled into the principal balance.

Drillships — During 2010, Drillships did not issue debt nor take additional cash draws on outstanding lines. All increases relate to the accrual of payment-in-kind interest and commitment fees which were rolled into the principal balance.

6.	MANDATORILY REDEEMABLE PREFERRED SHARES

A summary of mandatorily redeemable preferred shares as of June 30, 2010 and December 31, 2009, is as follows (in thousands):

	June 30,	December 31,
	2010	2009
Driller:
15% Series A mandatorily redeemable preferred shares, due September 2014	$82,954	$82,112
15% Series B mandatorily redeemable preferred shares, due September 2014	159,228	157,901
Drillships:
8% Series A mandatorily redeemable preferred shares, due December 2016	55,485	41,368
Drillships 2:
12% Series A mandatorily redeemable preferred shares, due April 2014	50,842	50,842

Total mandatorily redeemable preferred shares	348,509	332,223

Less amounts due within one year	—	—

Total third-party long-term debt	$348,509	$332,223

Driller — During 2010 Driller did not issue preferred shares nor take additional cash draws on previously issued preferred shares. All increases are due to the amortization of discount between cash received and the issuance price of the shares.

Drillships — In March 2010, the Company issued 15,000,000 Series A Mandatorily Redeemable Drillships preferred shares and 26,250,000 of FDR common shares for proceeds of $15 million. The amount attributable to contributed capital has been deducted as a discount to the Series A Mandatorily Redeemable Drillships preferred share proceeds. The Series A Mandatorily Redeemable Drillships discount is amortized over the term of the preferred shares. The outstanding Drillships Series A mandatorily redeemable preferred shares bear dividends at 8% and mature on December 31, 2016.

7.	VARIABLE INTEREST ENTITIES (“VIE”)

Bully 1 — As a result of the consolidation of Bully 1, we have included on our Consolidated Balance Sheets the following assets and liabilities at June 30, 2010 and December 31, 2009:

	(unaudited)
	June 30,	December 31,
	2010	2009
Current assets	$17,879	$19,194
Long-term assets	444,013	388,723

Total assets	$461,892	$407,917

Current liabilities	$54,894	$34,582
Long-term liabilities	325,911	312,786

Total liabilities	$380,805	$347,368

Included in long-term liabilities are $319 million and $310 million of third-party non-recourse debt as of June 30, 2010 and December 31, 2009, respectively. For terms of the Bully 1 debt, see Note 4. Bully 1 debt is presented on the face of the Consolidated Balance Sheets within “Current portion of long-term debt” and “Long-term debt”. The debt was incurred to finance the construction of the Bully I drillship. Assets collateralizing the debt include cash and equivalents of $16 million and property and equipment of approximately $439 million as of June 30, 2010. Bully 1 property and equipment is presented on the face of the Consolidated Balance Sheets within “Property and Equipment-Net”. A total loss of $2 million and $4 million was recognized for the six months ended June 30, 2010 and 2009, respectively.

Bully 2 — As a result of the consolidation of Bully 2, we have included on our Consolidated Balance Sheets the following assets and liabilities at June 30, 2010 and December 31, 2009:

	(unaudited)
	June 30,	December 31,
	2010	2009
Current assets	$55,707	$49,134
Long-term assets	384,554	309,051

Total assets	$440,261	$358,185

Current liabilities	$43,892	$26,361
Long-term liabilities	323,449	238,890

Total liabilities	$367,341	$265,251

Included in long-term liabilities are $317 million and $239 million of third-party non-recourse debt as of June 30, 2010 and December 31, 2009, respectively. For terms of the Bully 2 debt, see Note 4. Bully 2 debt is presented on the face of the Consolidated Balance Sheets within “Current portion of long-term debt” and “Long-term debt”. The debt was incurred to finance the construction of the Bully II drillship. Assets collateralizing the debt include cash and equivalents of $53 million and property and equipment of approximately $375 million as of June 30, 2010. Bully 2 property and equipment is presented on the face of the Consolidated Balance Sheets within “Property and Equipment-Net”. A total loss of $3 million was recognized both for the six months ended June 30, 2010 and 2009, respectively.
Drillships 2- As a result of the consolidation of Drillships 2, we have included on our Consolidated Balance Sheets the following assets and liabilities at June 30, 2010 and December 31, 2009:

	(unaudited)
	June 30,	December 31,
	2010	2009
Current assets	$68	$245
Long-term assets	4,384	4,384

Total assets	$4,452	$4,629

Current liabilities	$—	$—
Long-term liabilities	68,815	63,033

Total liabilities	$68,815	$63,033

A total loss of $1 million was recognized both for the six months ended June 30, 2010 and 2009, respectively.

8.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table sets forth Frontier’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2010 and December 31, 2009 (in thousands):

		June 30, 2010
		Estimated Fair Value
		Measurements
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Assets —
Foreign currency forward contracts	$766	$—	$766	$—

Liabilities —
Interest rate swaps	$28,652	$—	$28,652	$—
Foreign currency forward contracts	94	—	94	—

		December 31, 2009
		Estimated Fair Value
		Measurements
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	Carrying	Markets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Assets —
Foreign currency forward contracts	$2,713	$—	$2,713	$—
Interest rate swaps	6,521	—	6,521	—

Liabilities —
Interest rate swaps	$18,681	$—	$18,681	$—
The derivative instruments have been valued using actively quoted prices and quotes obtained from counterparties to the derivative instruments. Our third-party debt contains a variable interest component as such the carrying value materially approximates the carrying value in the accompanying Consolidated Balance Sheets. Our cash and cash equivalents, accounts receivable and accounts payable are by their nature short-term. As a result, the carrying values included in the accompanying Consolidated Balance Sheets approximate fair vale.

Refer to Note 9 for further discussion of the Company’s use of derivative instruments and their fair values.

9.	DERIVATIVE FINANCIAL INSTRUMENTS

We have established policies and procedures for derivative instruments. These policies and procedures provide for the prior approval of derivative instruments by the Chief Financial Officer of Frontier Drilling USA. From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to fluctuations in foreign currency exchange rates and interest rates and to meet our debt covenant requirements. We do not enter into derivative transactions for speculative purposes; however, for accounting purposes, certain transactions may not meet the criteria for hedge accounting.

Frontier is currently exposed to market risk from changes in foreign currency exchange rates and changes in interest rates. Frontier applies cash flow hedge accounting to certain derivative instruments, including interest rate swaps, costless collars, and forward foreign currency contracts designated as hedges of the variability of future cash flows. We record derivative financial instruments on our Consolidated Balance Sheets at fair value as either assets or liabilities. Changes in the fair value of derivatives designated as cash flow hedges, to the extent the hedge is effective, are recognized in accumulated other comprehensive loss (AOCL) until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly to ensure the ongoing validity of the hedges based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Hedge accounting is discontinued prospectively if it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item. If we determine that it is probable that a hedged forecasted transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately. For interest rate hedges of debt not used to construct fixed assets, other comprehensive income is released to earnings as interest expense is accrued on the underlying debt. For foreign currency swaps and interest rate hedges related to interest capitalized in the construction of fixed assets, other comprehensive loss is released to earnings as the vessel is depreciated over its useful life. Changes in the fair value of derivatives not designated as cash flow hedges are recognized immediately in earnings.

The mark-to-market impact on undesignated derivatives on the Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009 were net losses of approximately $27,000 and $1 million, respectively. The gains and losses above include earnings from derivatives that were not designated in cash flow hedge relationships at inception of the derivative contract.

Ineffectiveness losses for the six months ended June 30, 2010 and 2009 were $0.1 million and $0.3 million, respectively. Frontier records time value on the costless collars designated as cash flow hedges currently in earnings, as it elected to exclude time value from its assessment of hedge effectiveness. Changes in time value of the costless collar for the six months ended June 30, 2010 were losses of $0.1 million. The change in time value of the costless collar as of June 30, 2009 was a gain of $0.3 million.

Interest Rate Swaps/Collar — As of June 30, 2010, Frontier had several interest rate swaps that we designated as cash flow hedges, which were entered into to reduce the variability of future cash flows in the interest payments for variable-rate debt. All interest rates swaps have been designated as cash flow hedges for accounting purposes.

As of June 30, 2010, the Company expects to reclassify a net loss of $12 million into earnings within the next 12 months.

Foreign Currency Forward Contracts — As of June 30, 2010, we had several foreign currency forward contracts with varying notional amounts, which were entered into to hedge exposure to currency fluctuations in various foreign currencies.

The following derivative transactions were outstanding with associated volumes and rates for the index specified as of June 30, 2010:

	Remaining			Base Fixed
Date	period	Derivative instrument	Volume	Price	Floor	Ceiling	Index
7/12/2007	Jul 10 - Dec 10	Interest rate swap	Various	5.39%	n/a	n/a	LIBOR
1/21/2008	Jul 10 - Oct 10	Foreign currency forward	Various	Various	n/a	n/a	SGD to US $ FX rate
1/22/2008	Jul 10 - Dec 14	Interest rate swap	Various	3.65%	n/a	n/a	LIBOR
1/22/2008	Jul 10 - Dec 14	Interest rate swap	Various	3.65%	n/a	n/a	LIBOR
1/22/2008	Jul 10 - Dec 14	Interest rate swap	Various	3.65%	n/a	n/a	LIBOR
11/11/2008	Jul 10	Foreign currency forward	Various	Various	n/a	n/a	SGD to US $ FX rate
12/5/2008	Jul 10 - Jan 18	Interest rate swap	Various	3.13%	n/a	n/a	LIBOR
6/22/2009	Jul 10 - Sept 11	Interest rate collar	Various	N/A	1.45%	4.00%	LIBOR
The table below provides data about the fair values of derivatives that are and are not designated as hedge instruments as of June 30, 2010 and December 31, 2009:

		Estimated fair value
	Balance sheet	June 30,	December 31,
	classification	2010	2009
Asset derivatives
Cash flow hedges
Short-term foreign currency forward contracts	Derivative asset	$766	$2,713
Long-term interest rate swaps	Derivative asset	—	6,521

Liability derivatives
Cash flow hedges
Short-term interest rate swaps	Derivative liabilities	14,650	15,940
Long-term interest rate swaps	Derivative liabilities	13,982	2,741
Non-designated derivatives
Short-term interest rate swaps	Derivative liabilities	20	—
Short-term foreign currency forward contracts	Derivative liabilities	94	—

To supplement the fair value disclosures in Note 8, the following summarizes the recognized gains and losses of cash flow hedges and non-designated derivatives through AOCL or through “other income” for the six months ended June 30, 2010 and 2009:

			Gain/(loss)		Gain/(loss) recognized
			reclassified from		through
	Gain/(loss)		AOCL to		“Gains/(losses) on
	recognized through		“Gain/(losses) on		derivative instruments-
	AOCL		derivatives- net”		net”
	2010	2009	2010	2009	2010	2009
Cash flow hedges
Foreign currency forward contracts	$—	$15	$—	$(362)	$—	$—
Interest rate swaps	(23,628)	17,303	(534)	(562)	(224)	(274)

Non-designated derivatives
Foreign currency forward contracts	$—	$—	$—	$—	$(27)	$(1,407)
10.	INCOME TAXES

At June 30, 2010, the reserves for uncertain tax positions totaled $9 million as compared to zero as of December 31, 2009. The increase results from an audit settlement during June 2010. If the June 30, 2010 reserves are not realized, the provision for income taxes would be reduced by $9 million. In addition, we maintain a long-term net tax asset of $69 million which we intend to utilize an immaterial benefit within the next 12 months and the balance utilized in periods greater than 12 months.

We do not anticipate that any tax contingencies resolved in the next 12 months will have a material impact on our consolidated financial position or results of operations.

11.	CONTINGENCIES

In November of 2006 and in subsequent related filings, Interoil Representacoes Ltda. filed suit against KS Frontier Seillean in Brazil claiming breach of agency agreement, and failure to pay for other miscellaneous services allegedly provided to KS Frontier Seillean. Approximately $3 million have been placed into a judicial escrow account as security for a potential judgment in connection with this litigation.

In January of 2011, suit was filed by an individual against Frontier Drilling do Brasil Ltda. in Labor Court in Brazil. Claimant alleges he should have been compensated as an employee of Frontier do Brasil rather than compensated for his services through a corporate entity. Claimant seeks damages for Frontier do Brasil’s failure to pay wages and benefits due to claimant as an employee under Brazilian law.

We are vigorously defending the above described claims in litigation. We do not believe the litigation of these will have a material adverse effect on our financial position, results of operations or cash flows.

12.	COMMITMENTS

As of June 30, 2010, our purchase obligations are $160 million, which relates to shipyard commitments on the Bully I and Bully II drillships which are expected to be placed into service in August 2011 and December 2011, respectively.

13.	LIQUIDITY

We have suffered recurring losses from operations, and have limited available funds in addition to a significant working capital deficit. At June 30, 2010 current liabilities exceed current assets by $148 million and total liabilities and mezzanine credit exceed total assets by $206 million. Additionally in December 2010, we received a waiver under the Bully I credit facility relating to a delay in the delivery date for the Bully I drillship, which was originally scheduled for December 30, 2010 and is currently scheduled for August 2011. If we are unable to repay and terminate the facility or to amend or restructure the facility or obtain an extension of the waiver prior to its expiration on February 28, 2011, an event of default may result under the Bully I credit facility. If the lenders declared an event of default under the Bully I credit facility, the aggregate principal amount could come due. These factors raise doubt about the company’s ability to meet its current obligations absent additional funding. As of June 30, 2010 we were exploring alternatives to seek additional funding or solution to resolve the company’s ability to meet its current obligations. There can be no assurance that alternative sources of funding will be available to address the liquidity needs, that the facilities will be amended or that the lenders will not call our indebtedness.

14.	SUBSEQUENT EVENTS

On July 28, 2010, we were acquired by a subsidiary of Noble Corporation, a Swiss corporation (“Noble”). Under the terms of the Agreement and Plan of Merger with us and certain of our shareholders, Noble merged with and into Frontier, with Frontier surviving as an indirect wholly-owned subsidiary of Noble. The purchase price was $1.7 billion in cash plus the assumption of joint venture liabilities. In connection with this deal we recognized $4 million in transaction costs in “Selling, General and Administrative Expenses” as of June 30, 2010. A total of $40 million was paid to former employees of Frontier as part of a change in control agreement.

We have evaluated subsequent events through the date the financial statements were issued and have noted no additional undisclosed subsequent events.
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